Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-232656, 333-2444487, 333-252951), Form S-3 (File No. 333-256830) and Form S-8 (File No. 333-224572, 333-261302, 333-262397) of NeuroOne Medical Technologies Corporation of our report dated December 21, 2022, relating to the financial statements, which report expresses an unqualified opinion on the financial statements for the year eneded September 30, 2022 and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements, appearing herein.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

December 21, 2022